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EXHIBIT 5.2

                        [Letterhead of McGuire Woods LLP]


December   , 2001


Enterprises Solutions, Inc.
140 Wood Road
Suite 200
Braintree, MA 02184

Dear Ladies and Gentlemen:

         Reference is made to the Registration Statement of Delta Mutual, Inc., a Delaware corporation ("Delta"), on Form S-4 (the "Registration Statement"), and the proxy statement of Enterprises Solutions, Inc., a Nevada corporation ("Enterprises") / prospectus of Delta (the "Proxy Statement / Prospectus"), relating to the acquisition of Enterprises' assets by Delta in exchange for Delta common stock (the "Transaction") pursuant to the Agreement of Sale dated May 11, 2001 (the "Agreement"). We are acting as special counsel to Enterprises in connection with the Transaction, and have participated in the preparation of the discussion set forth in the section of the Proxy Statement / Prospectus entitled "Material United States Federal Income Tax Consequences of the Transaction" (the "Discussion").

         For purposes of this opinion, we have assumed: (i) the validity, accuracy, and completeness of the documents and corporate records that we have examined and the facts and representations set forth in the Agreement and Registration Statement; (ii) that the transaction will be consummated in the manner described in the Agreement and the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (iii) that the factual representations made to us by Enterprises and Delta in their respective letters, dated as of the date hereof, and delivered to us for purposes of this opinion (the "Certificates"), are accurate and complete, and that all representations made "to the best knowledge" of any person or party, or with similar qualifications, are true, correct, and complete as if made without such qualification; (vi) that there are no dissenters' rights under the Transaction; and (v) that Enterprises and Delta will each report the Transaction on their respective United States Federal income tax returns in a manner consistent with the opinions set forth herein and otherwise comply with all applicable provisions of the Internal Revenue Code of 1986 and Treasury Regulations promulgated thereunder. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. Subject to these assumptions and the assumptions and qualifications set forth in the Discussion, it is our opinion that the Discussion is materially accurate. We note that this opinion is, as described in the Discussion, premised upon the provision by us of a tax opinion anticipated to be delivered at or prior to the Closing. We express no other opinion as to the United States Federal, state, local, foreign, or other tax consequences of the Transaction.

         We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference therein to us in the Discussion. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                         Very truly yours,



                                                         McGuire Woods LLP